Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

MeiraGTx Holdings Plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, nominal value $0.00003881 per share	457(o)	(1)(2)(3)	(1)(2)	(1)(2)	—	—
Fees to Be Paid	Equity	Preferred shares, nominal value $0.00003881 per share	457(o)	(1)(2)	(1)(2)	(1)(2)	—	—
Fees to Be Paid	Other	Warrants	457(o)	(1)	(1)	(1)	—	—
Fees to Be Paid	Other	Purchase contracts	457(o)	(1)	(1)	(1)	—	—
Fees to Be Paid	Other	Units	457(o)	(1)	(1)	(1)	—	—
Fees to Be Paid	Unallocated (Universal) Shelf			$250,000,000(4)		$250,000,000(3)	0.00014760	$36,900
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$250,000,000	0.00014760	$36,900
	Total Fees Previously Paid					—		—	—
	Total Fee Offsets					—		—	—
	Net Fee Due							$36,900

(1)	There are being registered hereunder an unspecified number or aggregate principal amount (as applicable) of the registrant’s ordinary shares, preferred shares, warrants, purchase contracts and units as may from time to time be offered at unspecified prices, with the maximum aggregate offering price of such securities not to exceed the amount described in footnote (4) below. In addition, an unspecified number of additional shares of ordinary shares is being registered as may be issued from time to time upon conversion of any securities that are convertible into ordinary shares or pursuant to any anti-dilution adjustments with respect to any such convertible securities.

(2)	Includes rights to acquire ordinary shares or preferred shares of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(3)	Pursuant to Rule 416 under the Securities Act the registrant is also registering an indeterminate number of additional ordinary shares issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(4)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for ordinary shares that are issued upon conversion of preferred shares or upon exercise of warrants or units registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $250,000,000.